EXHIBIT 99.1

UNICORP ANNOUNCES IT EXPECTS REVENUE TO BE UP OVER 300% IN 2006 COMPARED TO 2005 AND TO BE PROFITABLE FROM OPERATIONS BY YEAR END

HOUSTON, TEXAS - July 13, 2006 - Unicorp, Inc. (OTCBB: UCPI) announced today that it expects to be profitable from operations, excluding non-cash charges, by the end of 2006 and revenue to increase by more than 300% compared to 2005.

The Company has previously announced that its discovery at North Edna in Jefferson Davis Parish, Louisiana should double its current revenue and anticipates additional revenue from its Veltin prospect in St. Landry Parish, Louisiana and Walley Prospect in Greene County, Mississippi during the current fiscal year. The Company is currently negotiating for a contract on a drilling rig so that it can have more control over drilling of the prospects it currently has and future drilling deals it will enter into.

“We are very pleased that 2006 is shaping up to be a banner year where we will achieve profitability from operations for the first time in the company’s history,” stated Kevan Casey, CEO of Unicorp. “The number of prospects that we have in inventory to drill continues to grow so I remain very optimistic that 2007 will show the same type of revenue growth that we are achieving in 2006.”

Ohio and Logan Counties, Kentucky - Due to the number of near-term projects with immediate cash flows of which Unicorp is participating, the company has elected to abandon its Kentucky prospects and will continue to focus on the Texas/Louisiana Gulf Coast. The company has already begun contacting potential buyers in an effort to sell its ownership. There can be no assurance that the company will find a buyer. Should the company be unsuccessful in locating a buyer, the company will allow its leases to expire under their current terms without any recovery of capital spent.

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and Form 10-QSB for the quarter ended March 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net